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                                                                    Exhibit 23.1


          CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-30786) and the related Prospectuses and in the Registration Statements (Form S-8 No. 2-90239, No. 2-92331, No. 2-96361, No. 33-30769, No.
33-31496, No. 33-31500, No. 33-38579, No. 33-50699, No. 33-52291, No.
33-58447, No. 33-65179, No. 333-22947, No. 333-30459, No. 333-45231, No.
333-35836, No. 333-70232, and No. 333-33012) of Hewlett-Packard Company of
our report dated January 23, 2001 with respect to the consolidated financial statements of Compaq Computer Corporation for the year ended December 31, 2000 included in the Current Report on Form 8-K of Hewlett-Packard Company dated November 29, 2001, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Houston, Texas
November 28, 2001